NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange ('NYSE' or the 'Exchange') hereby notifies the Securities and Exchange Commission (the 'Commission') of its intention to remove the Class A Common Stock (the "Common Stock") of Revlon, Inc. (the "Company") from listing and registration on the NYSE at the opening of business on November 1, 2022, pursuant to the provisions of Rule 12d2-2(b) because, in the opinion of the Exchange, the Common Stock is no longer suitable for continued listing and trading on the NYSE. The Exchange reached its decision pursuant to Section 802.01D of the Listed Company Manual based on the Company's disclosure that is has filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York on June 15, 2022. In reaching its delisting determination, NYSE Regulation noted the uncertainty as to the ultimate effect of this process on the value of the Company's Common Stock On June 16, 2022, the Exchange determined that the Common Stock of the Company should be suspended from trading and directed the preparation and filing with the Commission of this application for the removal of the Common Stock from listing and registration on the NYSE. The Company was notified by phone and letter on June 16, 2022. Pursuant to the above authorization, a press release regarding the proposed delisting was issued and posted on the Exchange's website on June 16, 2022. The Company had a right to appeal to a Committee of the Board of Directors of the Exchange (the "Committee") the determination to delist the Common Stock, provided that it filed a written request for such a review with the Secretary of the Exchange within ten business days of receiving notice of the delisting determination. The Company filed such request on June 30, 2022, within the specified time period. On October 20, 2022, the Committee issued a decision in which it upheld the Exchange's previously announced determination to delist the Company's Common Stock and trading was immediately suspended. Consequently, all conditions precedent under SEC Rule 12d2-2(b) to the filing of this application have been satisfied.